SECOND AMENDMENT OF LEASE
                            -------------------------

This Second Amendment of Lease is made as of the Effective Date (defined below) between the Landlord and the Tenant.

Definitions:

The following terms shall he defined as folIows:

Lease shall mean the Agreement of Lease made on August 14, I 998 by the Landlord and the Tenant affecting the Premises described in the Lease, as amended by the (First) Amendment of Lease made as of January I, 2000. and (when fulIy executed by the parties) this Second Amendment of Lease; all of which instruments, collectively shall he referred to as "the Lease".

Landlord shall mean MARTIN GOLDBAUM and SALLY GOLDBAUM.

Tenant shall mean HARVEY ELECTRONICS, Inc.

Premises shall mean that portion of the Building described in the Lease and in the (First) Amendment of Lease: and (when fully executed by the parties) that portion of the original Premises deleted from the Lease by this Agreement.

Effective Date shall mean December 1, 2004.

Second Amendment of Lease or this Agreement shall mean this instrument.


Unless given another meaning in this Agreement, all capitalized nouns shall have the same meaning as set forth in the Lease.


Recitals

a. The Landlord and the Tenant entered the Lease on August 14, 1998 upon the terms and conditions Set forth in the Lease. The Lease is presently in full force and effect and has been amended by the (First) Amendment of Lease made as of January 1, 2000.

b. By the terms of the Lease, the Landlord and the Tenant reserved the right to modify its terms by a written instrument signed by the parties. By this instrument when fully executed the parties desire to further amend the terms of the Lease as set forth in this Agreement.

     NOW THEREFORE in consideration of the mutual rights and obligations set forth in this Agreement, the receipt and sufficiency of which is mutually acknowledged, the Landlord and the Tenant agree:

First: As of the Effective Date, the Lease is modified as set forth in this Second Amendment of Lease.


Second: Article 110 of the Lease ("Annual Base Rent") is amended as follows:

      Period                            Annual Base Rent     Monthly
  12/1/04-8/31/05                       $56,638.53           $6,293.17
    9/1/05-8/31/06                      $78,313.00           $6,526.08
    9/1/06-8/31/07                      $81,204.00           $6,767.00
    9/1/07-8/31/08                      $84,191.00           $7,015.92

Third: Article 1.11 of the Lease ("Monthly Base Rent") is amended so that Monthly Base Rent shall mean the Annual Base Rent as set forth in this Agreement divided by "12"; except that the Monthly Base Rent for the period from 12/1/04 through 8/31/05 shall be $6,293.17.

Fourth: Article 1.14 of the Lease ("Premises or Leased Premises") is amended so that the Premises shall be the Premises described in the Lease. less the space on the first floor of the Building shown on the sketch or plan attached to this instrument: which remaining space shall now be referred to as "the Premises". As of the Effective Date, the Lessee hereby surrenders to the Lessor the space shown on the sketch or plan attached to this Agreement.

Fifth: Article 1.15 of the Lease ("Lessee's Proportionate Share") is amended so that the Lessee's Proportionate Share shall 48.55%

Sixth: Except as otherwise expressly modified by this Second Amendment of Lease, the terms and conditions of the Lease are hereby ratified and confirmed by the parties.

Seventh: This Agreement may not be modified verbally.

    Landlord:                                Tenant

                                             HARVEY ELECTRONICS, Inc.

   ________________________________          By:_____________________________
    Martin Goldbaum


  ________________________________
  Sally Goldbaum